Exhibit 99.1

PRESS CONTACT: Carey P. Hendrickson, Chief Financial Officer Phone: 1-972-770-5600

FOR IMMEDIATE RELEASE

CAPITAL SENIOR LIVING CORPORATION

REPORTS SECOND QUARTER 2014 RESULTS

Company Acquires Two Communities for Approximately $34 Million

DALLAS – (BUSINESS WIRE) – August 5, 2014 – Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the nation’s largest operators of senior living communities, today announced operating and financial results for the second quarter of 2014. Company highlights for the second quarter include:

Operating and Financial Summary (see Non-GAAP Financial Measures below)

•	Revenue in the second quarter of 2014 increased 7.1% to $93.4 million, an increase of $6.2 million from the second quarter of 2013.

•	Average monthly rent for the consolidated communities increased 2.0% to $3,156 per occupied unit in the second quarter of 2014, an increase of $62 per occupied unit from the second quarter of 2013.

•	Same-community occupancies were 87.1% for the second quarter of 2014, a 20 basis point sequential improvement from the first quarter of 2014 and a 30 basis point improvement from the second quarter of 2013.

•	Adjusted EBITDAR increased 6.9% to $32.2 million in the second quarter of 2014, excluding two continuing care retirement communities (“CCRC’s”) that are being repositioned and one community acquired in 2013 that is being leased-up after recently receiving an upgraded license. The Company’s Adjusted EBITDAR margin was 35.6% for the second quarter of 2014, an increase of 110 basis points versus the second quarter of the prior year.

•	Adjusted Cash From Facility Operations (“CFFO”) was $9.9 million or $0.35 per share in the second quarter of 2014, excluding the three communities previously noted.

•	The Company completed the acquisition of three senior living communities in the second quarter for a purchase price of approximately $83.6 million. These communities are expected to generate incremental annual CFFO of approximately $0.11 per share.

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•	The Company announces today the acquisition of two additional communities in states where the Company already has existing operations for a purchase price of approximately $33.9 million. These communities are expected to generate incremental annual CFFO of approximately $0.04 per share.

“We are pleased to report positive results for the second quarter, with growth in revenue, occupancy, EBITDAR and CFFO,” said Lawrence A. Cohen, Chief Executive Officer of the Company. “Our second quarter same-community revenues grew one percent as compared to the second quarter of 2013, reflecting the cumulative effect of competitive pricing in 2013 while we dealt with higher levels of attrition. In the second quarter of 2014, our same-community average monthly rent increased over the first quarter of 2014 by an annualized rate of nearly 3 percent and our same store occupancy increased year-over-year for the first time since the second quarter of 2013, which encourages us about the second half of the year. We continue to be focused on reducing attrition and are making steady progress on our work to convert approximately 360 vacant independent living units to assisted living and memory care units, which we expect to improve overall occupancy by approximately 300 basis points once they are stabilized.

“Complementing this growth is a robust pipeline that allows us to continue our disciplined and strategic acquisition program that increases our ownership of high-quality senior living communities in geographically concentrated regions and generates meaningful increases in CFFO, earnings and real estate value. We closed on three such communities in the second quarter and are pleased to announce that we completed the acquisition of two additional communities yesterday.

“Also, our recent refinancing has strengthened our balance sheet by adding to our liquidity. We believe that we are well positioned to make meaningful gains in shareholder value as a substantially all private-pay business in an industry that benefits from need-driven demand, limited new supply, and an improving economy and housing market.”

Recent Investment Activity

•	On August 4, 2014, the Company completed the acquisition of two senior living communities for a combined purchase price of $33.9 million. These communities add to the Company’s operations in the states of Virginia and Wisconsin and are comprised of 184 assisted living units.

Highlights of this transaction include:

•	Increases annual CFFO by approximately $1.3 million, or $0.04 per share.

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•	Adds approximately $0.5 million to earnings, or $0.02 per share.

•	Increases annual revenue by approximately $8.2 million.

•	Average occupancy at each community is greater than 90%.

•	Average monthly rents for the communities are approximately $3,700.

The two communities were financed with an aggregate of approximately $26.2 million of non-recourse 10-year mortgage debt at a fixed interest rate of 4.59%.

•	On June 30, 2014, the Company completed the acquisition of three senior living communities in Ohio that it previously operated under a joint venture agreement (the “Ohio JV Communities”) in which it previously held a 10 percent interest for a purchase price of approximately $83.6 million. Highlights of this transaction include the following incremental changes (net of the Company’s management fees of approximately $0.9 million and CSU’s portion of JV net income of approximately $0.2 million):

•	Increases annual revenue by $16.9 million

•	Adds $6.8 million of EBITDAR

•	Increases annual Adjusted CFFO by approximately $3.1 million, or $0.11 per share

•	Improves earnings by $1.2 million, or $0.04 per share

Two of the Ohio JV Communities were financed with approximately $40.1 million of non-recourse 10-year mortgage debt with a blended fixed interest rate of 4.41%. One community was financed with a $21.6 million two-year bridge loan with a variable interest rate of approximately 2.9%.

•	On June 27, 2014, the Company closed a refinance of debt on 15 owned communities that were originally set to mature in July 2015. The Company achieved a substantial reduction in the interest rate on the debt associated with these communities and received $36.5 million of incremental cash proceeds from the new loans. The new mortgage debt consists of $135.5 million in long-term debt at a fixed rate of 4.24%, a 172 basis point reduction in rate, and approximately $21 million in bridge loans with a variable interest rate of approximately 4.65%. The Company’s interest expense remains approximately the same due to the lower interest rate and the Company’s total debt service payment decreases approximately $1.0 million due to re-setting the principal amortization to 30 years from 25 years.

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•	The Company is conducting due diligence on additional acquisitions of high-quality senior living communities in states with extensive existing operations. Subject to completion of customary closing conditions, an acquisition of approximately $13.5 million is expected to close by the end of the third quarter of 2014.

Financial Results—Second Quarter

For the second quarter of 2014, the Company reported revenue of $93.4 million, compared to revenue of $87.2 million in the second quarter of 2013. Resident and healthcare revenue increased from the second quarter of the prior year by approximately $6.3 million, or 7.4%, due to the acquisition of 11 communities during or after the second quarter of 2013, not including the three communities purchased effective June 30, 2014, net of a decrease in revenue associated with the two CCRC’s being repositioned.

During 2013, the Company decided to close the skilled nursing units in its two CCRC’s and convert this space to private-pay use. In 2013, the Company acquired a property for which it sought an upgraded assisted living license, which was received in July 2014. Pending lease-up of the higher-licensed units, the Company removed this community from its non-GAAP measures and certain supplemental information. Excluding these three communities, average monthly rent for the consolidated communities was $3,156 per occupied unit in the second quarter of 2014, an increase of $62, or 2.0%, over the second quarter of 2013. Financial occupancy of the consolidated portfolio averaged 87.4% in the second quarter of 2014, a 50 basis point improvement over the second quarter of 2013.

Operating expenses for the second quarter of 2014 were $55.6 million, an increase of $4.5 million from the second quarter of 2013, primarily due to the acquisition of 11 communities during or after the second quarter of 2013, not including the three communities purchased effective June 30, 2014, net of a decrease in expenses associated with the two communities being repositioned.

General and administrative expenses for the second quarter of 2014 were $0.4 million less than the second quarter of 2013, mostly due to significantly lower healthcare expense. General and administrative expenses as a percentage of revenues under management were 4.3% in the second quarter of 2014, excluding transaction and other one-time costs of approximately $0.7 million, as compared to 4.9% in the first quarter of 2014.

Adjusted EBITDAR for the second quarter of 2014 was approximately $32.2 million, an increase of $2.1 million, or 6.9%, from the second quarter of 2013. The Adjusted EBITDAR margin for the second quarter of 2014 was 35.6%, an increase of 110 basis points from the second quarter of 2013.

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The Company had a negligible adjusted net income for the second quarter of 2014, excluding non-recurring or non-economic items reconciled on the final page of this release, which include a combined $7.0 million charge for a prepayment penalty and the write-off of deferred loan costs associated with the Company’s refinancing of 15 owned communities in the second quarter of 2014. This compares to a net loss of $9.8 million before adjusting for these non-recurring or non-economic items. Adjusted CFFO was $9.9 million, or $0.35 per share, in the second quarter of 2014, an increase of $0.4 million, or $0.01 per share, versus the second quarter of 2013.

Operating Activities

The Company is well positioned as a substantially all private-pay business and is further enhancing its private-pay revenues by converting formerly skilled nursing space at two CCRC’s to private-pay use. While these communities are being re-positioned, same-community results for these two communities will be excluded.

Same-community revenue in the second quarter of 2014 increased 1.0% versus the second quarter of 2013. Same-community expenses increased 3.5% from the second quarter of the prior year. Labor costs, including benefits, were up approximately 2.9%, food costs increased 1.7% and utilities were 2.4% higher. Advertising and promotion fees were $0.4 million higher due to initiatives aimed at increasing occupancy and revenue.

Same-community results in the second quarter of 2014 showed significant sequential improvement over the first quarter of 2014. Same-community revenues were up sequentially over the first quarter by 0.6%, with same-community occupancies up 20 basis points to 87.1% and average rents up $22, or 0.7%, to $3,141 per occupied unit. Same community expenses were $0.4 million lower than the first quarter of 2014 and net operating income was 2.2% higher than the first quarter of 2014.

Capital expenditures for the second quarter of 2014 were approximately $4.7 million, representing $3.6 million of investment spending and $1.1 million of recurring capital expenditures. If annualized, spending for recurring capital expenditures was approximately $380 per unit.

Balance Sheet

The Company ended the quarter with $39.4 million of cash and cash equivalents, including restricted cash. During the quarter, the Company received $36.5 million in cash proceeds related to the refinance of debt on 15 owned communities, invested $21.9 million of cash as equity to complete the acquisitions of three communities and spent $4.7 million on capital improvements.

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As of June 30, 2014, the Company financed its 63 owned communities with mortgages totaling $589.2 million at interest rates averaging 4.7%. All of the Company’s debt is at fixed interest rates, except for six bridge loans totaling approximately $65.2 million at variable rates averaging 3.9%. The Company has no mortgage maturities before the third quarter of 2015.

The Company’s cash on hand and cash flow from operations are expected to be sufficient for working capital, prudent reserves and the equity needed to fund the Company’s acquisition program.

Q2 2014 Conference Call Information

The Company will host a conference call with senior management to discuss the Company’s second quarter financial results. The call will be held on Tuesday, August 5, 2014, at 5:00 p.m. Eastern Time. The call-in number is 913-312-0836, confirmation code 9712118. A link to a simultaneous webcast of the teleconference will be available at www.capitalsenior.com through Windows Media Player or RealPlayer.

For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting August 5, 2014, at 8:00 p.m. Eastern Time, until August 14, 2014, at 8:00 p.m. Eastern Time. To access the conference call replay, call 719-457-0820, confirmation code 9712118. The conference call will also be made available for playback via the Company’s corporate website, www.capitalsenior.com, beginning August 5, 2014.

Non-GAAP Financial Measures

Adjusted EBITDAR, Adjusted EBITDAR Margin, Adjusted Net Income and Adjusted CFFO are financial measures of operating performance that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures may have material limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. As a result, these non-GAAP financial measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP. The Company believes that these non-GAAP measures are useful in identifying trends in day-to-day performance because they exclude items that are of little or no significance to operations and provide indicators to management of progress in achieving optimal operating performance. In addition, these measures are used by many research analysts and investors to evaluate the performance and the value of companies in the senior living industry. The Company strongly urges you to review the reconciliation of net income from operations to Adjusted EBITDAR and Adjusted EBITDAR Margin and the reconciliation of net loss to Adjusted Net Income and Adjusted CFFO, along with the Company’s consolidated balance sheets, statements of operations, and statements of cash flows.

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About the Company

Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating strategy is to provide value to residents by providing quality senior living services at reasonable prices. The Company’s communities emphasize a continuum of care, which integrates independent living, assisted living, and home care services, to provide residents the opportunity to age in place. The Company operates 115 senior living communities in geographically concentrated regions with an aggregate capacity of approximately 15,000 residents.

Safe Harbor

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, refinancing, community sales, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.

For information about Capital Senior Living, visit www.capitalsenior.com.

Contact Carey P. Hendrickson, Chief Financial Officer, at 972-770-5600 for more information.

CAPITAL/Page 8

CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2014	2013
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$27,934	$13,611
Restricted cash	11,437	11,425
Accounts receivable, net	4,934	3,752
Accounts receivable from affiliates	412	416
Federal and state income taxes receivable	5,401	5,123
Deferred taxes	557	845
Property tax and insurance deposits	9,105	11,036
Prepaid expenses and other	4,462	6,605

Total current assets	64,242	52,813
Property and equipment, net	732,560	649,967
Investments in unconsolidated joint ventures	—	1,010
Other assets, net	44,063	41,759

Total assets	$840,865	$745,549

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,024	$3,813
Accounts payable to affiliates	—	1
Accrued expenses	26,595	29,321
Current portion of notes payable	10,287	11,918
Current portion of deferred income	12,298	11,215
Current portion of capital lease and financing obligations	970	948
Customer deposits	1,625	1,489

Total current liabilities	52,799	58,705
Deferred income	16,982	18,021
Capital lease and financing obligations, net of current portion	40,680	41,093
Deferred taxes	557	845
Other long-term liabilities	1,492	1,559
Notes payable, net of current portion	580,707	467,376
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value:
Authorized shares – 15,000; no shares issued or outstanding	—	—
Common stock, $.01 par value:
Authorized shares – 65,000; issued and outstanding shares – 29,059 and 28,845 in 2014 and 2013, respectively	294	292
Additional paid-in capital	147,883	143,721
Retained earnings	405	14,871
Treasury stock, at cost – 350 shares	(934)	(934)

Total shareholders’ equity	147,648	157,950

Total liabilities and shareholders’ equity	$840,865	$745,549

CAPITAL/Page 9

CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
Resident and health care revenue	$91,600	$85,301	$181,774	$170,076
Affiliated management services revenue	207	196	415	381
Community reimbursement revenue	1,618	1,722	3,093	2,987

Total revenues	93,425	87,219	185,282	173,444
Expenses:
Operating expenses (exclusive of facility lease expense and depreciation and amortization expense shown below)	55,585	51,130	111,276	101,250
General and administrative expenses	4,651	5,081	9,622	10,003
Facility lease expense	14,889	14,269	29,683	28,539
Stock-based compensation expense	2,717	1,293	4,077	2,289
Depreciation and amortization	10,816	10,761	21,767	22,650
Community reimbursement expense	1,618	1,722	3,093	2,987

Total expenses	90,276	84,256	179,518	167,718

Income from operations	3,149	2,963	5,764	5,726
Other income (expense):
Interest income	16	17	28	121
Interest expense	(7,393)	(5,694)	(14,530)	(11,378)
Write-off of deferred loan costs and prepayment premiums	(6,979)	—	(6,979)	—
Joint venture equity investment valuation gain	1,519	—	1,519	—
Loss on disposition of assets, net	(14)	(2)	(10)	(1)
Equity in earnings of unconsolidated joint ventures, net	64	30	105	33
Other income	9	6	17	18

Loss before (provision) benefit for income taxes	(9,629)	(2,680)	(14,086)	(5,481)
(Provision) Benefit for income taxes	(190)	610	(380)	1,335

Net loss	$(9,819)	$(2,070)	$(14,466)	$(4,146)

Per share data:
Basic net loss per share	$(0.34)	$(0.07)	$(0.50)	$(0.15)

Diluted net loss per share	$(0.34)	$(0.07)	$(0.50)	$(0.15)

Weighted average shares outstanding — basic	28,298	27,809	28,222	27,697

Weighted average shares outstanding — diluted	28,298	27,809	28,222	27,697

Comprehensive loss	$(9,819)	$(2,070)	$(14,466)	$(4,146)

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Six Months Ended June 30,
	2014	2013
Operating Activities
Net loss	$(14,466)	$(4,146)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	21,767	22,650
Amortization of deferred financing charges	646	586
Amortization of deferred lease costs and lease intangibles	615	650
Deferred income	44	(938)
Deferred income taxes	—	(975)
Write-off of deferred loan costs and prepayment premiums	6,979	—
Joint venture equity investment valuation gain	(1,519)	—
Loss on disposition of assets, net	10	1
Equity in earnings of unconsolidated joint ventures	(105)	(33)
Provision for bad debts	372	221
Stock-based compensation expense	4,077	2,289
Changes in operating assets and liabilities:
Accounts receivable	(1,554)	(595)
Accounts receivable from affiliates	4	412
Property tax and insurance deposits	1,931	445
Prepaid expenses and other	2,143	(1,005)
Other assets	(46)	(2,742)
Accounts payable	(2,790)	(5,071)
Accrued expenses	(2,726)	(268)
Federal and state income taxes receivable/payable	(278)	3,007
Customer deposits	136	(4)

Net cash provided by operating activities	15,240	14,484
Investing Activities
Capital expenditures	(7,887)	(5,142)
Cash paid for acquisitions	(98,180)	(32,141)
Proceeds from disposition of assets	4	—
Proceeds from SHPIII/CSL Transaction	2,532	—
Distributions from unconsolidated joint ventures	102	42

Net cash used in investing activities	(103,429)	(37,241)
Financing Activities
Proceeds from notes payable	231,122	40,858
Repayments of notes payable	(125,917)	(17,073)
Increase in restricted cash	(12)	(13)
Cash payments for capital lease and financing obligations	(391)	(350)
Cash proceeds from the issuance of common stock	169	2,760
Excess tax benefits on stock option exercised	(82)	(1,445)
Deferred financing charges paid	(2,377)	(403)

Net cash provided by financing activities	102,512	24,334

Increase in cash and cash equivalents	14,323	1,577
Cash and cash equivalents at beginning of period	13,611	18,737

Cash and cash equivalents at end of period	$27,934	$20,314

Supplemental Disclosures
Cash paid during the period for:
Interest	$13,980	$10,455

Income taxes	$695	$677

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Capital Senior Living Corporation

Supplemental Information

			Average
	Communities		Resident Capacity		Average Units
	Q2 14	Q2 13	Q2 14	Q2 13	Q2 14	Q2 13
Portfolio Data
I. Community Ownership / Management
Consolidated communities
Owned	63	51	7,712	6,944	6,197	5,501
Leased	50	50	6,333	6,298	5,000	5,029
Joint Venture communities (equity method)	—	3	651	674	429	433

Total	113	104	14,696	13,916	11,626	10,964

Independent living			7,597	7,554	6,191	6,170
Assisted living			7,099	6,192	5,434	4,626
Skilled nursing			—	170	—	168

Total			14,696	13,916	11,626	10,964
II. Percentage of Operating Portfolio
Consolidated communities
Owned	55.8%	49.0%	52.5%	49.9%	53.3%	50.2%
Leased	44.2%	48.1%	43.1%	45.3%	43.0%	45.8%
Joint Venture communities (equity method)	—	2.9%	4.4%	4.8%	3.7%	4.0%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Independent living			51.7%	54.3%	53.3%	56.3%
Assisted living			48.3%	44.5%	46.7%	42.2%
Skilled nursing			—	1.2%	—	1.5%

Total			100.0%	100.0%	100.0%	100.0%

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Capital Senior Living Corporation

Supplemental Information (excludes 2 communities being repositioned and 1 community in lease up)

	Q2 14	Q2 13
Selected Operating Results
I. Owned communities
Number of communities	60	49
Resident capacity	7,103	6,165
Unit capacity	5,700	4,882
Financial occupancy (1)	88.4%	87.3%
Revenue (in millions)	43.8	35.5
Operating expenses (in millions) (2)	25.0	19.5
Operating margin	43%	45%
Average monthly rent	2,899	2,779
II. Leased communities
Number of communities	50	50
Resident capacity	6,333	6,298
Unit capacity	5,000	5,029
Financial occupancy (1)	86.2%	86.5%
Revenue (in millions)	44.7	44.4
Operating expenses (in millions) (2)	22.5	21.6
Operating margin	50%	51%
Average monthly rent	3,456	3,402
III. Consolidated communities
Number of communities	110	99
Resident capacity	13,436	12,463
Unit capacity	10,700	9,912
Financial occupancy (1)	87.4%	86.9%
Revenue (in millions)	88.5	79.9
Operating expenses (in millions) (2)	47.4	41.1
Operating margin	46%	49%
Average monthly rent	3,156	3,094
IV. Communities under management
Number of communities	110	102
Resident capacity	14,087	13,137
Unit capacity	11,129	10,345
Financial occupancy (1)	87.4%	86.8%
Revenue (in millions)	92.6	83.8
Operating expenses (in millions) (2)	49.7	43.2
Operating margin	46%	48%
Average monthly rent	3,175	3,111
V. Same communities under management
Number of communities	100	100
Resident capacity	13,031	13,001
Unit capacity	10,278	10,310
Financial occupancy (1)	87.1%	86.8%
Revenue (in millions)	84.3	83.5
Operating expenses (in millions) (2)	44.7	43.1
Operating margin	47%	48%
Average monthly rent	3,141	3,112
VI. General and Administrative expenses as a percent of Total Revenues under Management
Second Quarter (3)	4.3%	5.2%
First six months (3)	4.7%	5.2%
VII. Consolidated Mortgage Debt Information (in thousands, except interest rates) (excludes insurance premium and auto financing)
Total fixed rate mortgage debt	524,018	376,747
Total variable rate mortgage debt	65,222	4,550
Weighted average interest rate	4.74%	5.23%

(1)	Financial occupancy represents actual days occupied divided by total number of available days during the month of the quarter.
(2)	Excludes management fees, insurance and property taxes.
(3)	Excludes transaction costs incurred by the Company.

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CAPITAL SENIOR LIVING CORPORATION

NON-GAAP RECONCILIATIONS

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Adjusted EBITDAR
Net income from operations	$3,149	$2,963	$5,764	$5,726
Depreciation and amortization expense	10,816	10,761	21,767	22,650
Stock-based compensation expense	2,717	1,293	4,077	2,289
Facility lease expense	14,889	14,269	29,683	28,539
Provision for bad debts	134	221	372	241
Casualty losses	101	152	415	240
Transaction and conversion costs	755	421	1,241	845
Communities being repositioned/leased up	(402)	—	(401)	—

Adjusted EBITDAR	$32,159	$30,080	$62,918	$60,530

Adjusted EBITDAR Margin
Adjusted EBITDAR	$32,159	$30,080	$62,918	60,530

Total revenues	$93,425	$87,219	$185,282	$173,444
Communities being repositioned/leased up	(2,995)	—	(6,012)	—

Adjusted revenues	$90,430	$87,219	$179,270	173,444

Adjusted EBITDAR margin	35.6%	34.5%	35.1%	34.9%

Adjusted net income and net income per share
Net loss	$(9,819)	$(2,070)	$(14,466)	$(4,146)
Casualty losses, net of tax	64	96	261	151
Transaction and conversion costs, net of tax	476	265	782	532
Resident lease amortization, net of tax	1,991	2,765	4,196	6,366
Write-off of deferred loan costs and prepayment premium, net of tax	4,397	—	4,397	—
Joint venture equity investment valuation gain, net of tax	(957)	—	(957)	—
(Gain) Loss on disposition of assets, net of tax	9	1	6	1
Deferred tax asset valuation allowance	3,703	—	5,395	—
Communities being repositioned/leased up, net of tax	153	—	604	—

Adjusted net income	$17	$1,057	$218	2,904

Adjusted net income per share	$0.00	$0.04	$0.01	0.10

Diluted shares outstanding	28,301	27,870	28,228	27,790
Adjusted CFFO and Adjusted CFFO per share
Net loss	$(9,819)	$(2,070)	$(14,466)	$(4,146)
Non-cash charges, net	20,070	12,105	32,886	24,451
Recurring capital expenditures	(1,036)	(957)	(2,065)	(1,905)
Casualty losses	101	152	415	240
Transaction and conversion costs	755	421	1,241	845
Tax impact of Spring Meadows Transaction	(106)	(106)	(212)	(212)
Tax impact of lease modification	—	—	—	—
Communities being repositioned/leased up, net of tax	(66)	—	301	—

Adjusted CFFO	$9,899	$9,545	$18,100	$19,273

Adjusted CFFO per share	$0.35	$0.34	$0.64	$0.69

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